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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]


                                 April 15, 2002


Newport Corporation
1791 Deere Avenue
Irvine, California 92606

         Re: Registration Statement on Form S-8
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Dear Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Newport Corporation, a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,087,541 shares of the Company's common stock, $0.1167 stated value ("Common Stock"), issuable by the Company upon the exercise of stock options granted outside of a stock option plan.

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 1,087,541 shares of Common Stock, when issued pursuant to the terms of the related stock option grants and against full payment therefor in accordance with the terms and conditions of such grants, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.



                                          Very truly yours,

                                          /s/  Stradling Yocca Carlson & Rauth